EXHIBIT 99.1

AutoZone Announces Organizational Changes

MEMPHIS, Tenn., Jan. 16, 2007 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced the following organizational changes, effective immediately. Bob Olsen, Executive Vice President Supply Chain, Information Technology, Mexico and Store Development will now be responsible for Retail/Commercial Operations and Mexico. Jim Shea, Executive Vice President of Merchandising and Marketing will assume the added responsibility of Supply Chain. And, Bill Giles, Executive Vice President and Chief Financial Officer will now also be responsible for Information Technology and Store Development.

Olsen, Shea and Giles along with Harry Goldsmith, Executive Vice President and General Counsel, and Tim Briggs, Senior Vice President Human Resources, will continue to report directly to Bill Rhodes, President and Chief Executive Officer.

The company also announced Brad Bacon, Executive Vice President Retail/Commercial Operations, has resigned, effective January 30, 2007.

"Since joining our team in 2003, Brad has been an integral part of our success," said Rhodes. "We'd like to thank him for his many contributions and wish him the very best in his future endeavors."

About AutoZone:

As of November 18, 2006, AutoZone sells auto and light truck parts, chemicals and accessories through 3,812 AutoZone stores in the United States plus the District of Columbia and Puerto Rico and 100 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com